Room 4561
February 13, 2006

Mr. James L. Medina
Interim Chief Financial Officer
InfoNow Corporation
1875 Lawrence Street Suite 1100
Denver, CO  80202

      Re:	InfoNow Corporation
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 0-19813

Dear Mr. Medina,

We have completed our review of your Form 10-KSB and have no further comments at this time.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief
James L. Medina
InfoNow Corporation
December 30, 2005
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